Exhibit 99.1
FOR IMMEDIATE RELEASE
January 22, 2010

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Maureen Brown	(614) 480-5512
HUNTINGTON BANCSHARES REPORTS
FOURTH QUARTER LOSS OF $369.7 MILLION, OR $0.56 PER COMMON SHARE
LOAN LOSS RESERVES SIGNIFICANTLY STRENGTHENED
MATERIAL DECLINE IN NONPERFORMING ASSETS
RETURN TO QUARTERLY PROFITABILITY EXPECTED SOME TIME DURING 2010
•	Pre-tax, pre-provision income improved to $242.1 million, up $4.9 million, or 2%, from the prior quarter
•	$11.2 million, or 3%, linked-quarter increase in net interest income
•	Loan loss reserves strengthened
•	4.16% allowance for credit losses at December 31, 2009, up from 2.90% at September 30, 2009
•	80% nonaccrual reserve coverage ratio, up from 50% at September 30, 2009
•	$894.0 million of loan loss provision expense ($0.81 after-tax per common share), up $418.9 million from prior quarter, and $449.2 million above net charge-offs
•	Nonperforming assets declined and inflows slowed
•	$286.0 million, or 12%, decline in period-end nonperforming assets from September 30, 2009
•	$405.2 million, or 45%, linked-quarter decline in new nonperforming assets
•	Capital remained a positive story
•	12.05% and 14.43% regulatory Tier 1 and Total capital ratios, $2.6 billion and $1.9 billion, respectively, above the “well capitalized” thresholds
•	5.92% tangible common equity ratio
•	Liquidity position strengthened
•	16% annualized linked-quarter growth in average total core deposits
•	91% period end loan-to-deposit ratio, down from 94% at September 30, 2009

COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported a 2009 fourth quarter net loss of $369.7 million, or $0.56 per common share. This compared with a net loss of $166.2 million, or $0.33 per common share in the 2009 third quarter and a net loss of $417.3 million, or $1.20 per common share in the year-ago quarter. Average common shares on a fully diluted basis in the current quarter were 715.3 million, up 125.6 million (21%) and 349.3 million (95%) from the prior and year-ago quarters, respectively. To strengthen capital, during 2009, the company raised $1.7 billion of capital, including $1.3 billion of common equity through the issuance of 346.8 million common shares.
For full year 2009, Huntington reported a net loss of $3,094.2 million, or $6.14 per common share, compared with a full year 2008 net loss of $113.8 million, or $0.44 per common share. Results for 2009 reflected $2,606.9 million, or $4.89 per common share, in noncash goodwill impairment charges.
PERFORMANCE OVERVIEW
“Facing the most challenging economic environment in decades, a key objective since the beginning of the year, and a prerequisite for a return to profitable performance, was to make certain we understood and had sufficient capacity to adequately address the risks in our credit portfolio,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Each quarter saw progress. The first nine months were spent in a series of detailed portfolio reviews and the implementation of enhanced portfolio management processes that permitted us to proactively identify and address the risks in our portfolio. As a result, net charge-offs for the first nine months remained elevated, and we continued to build our allowance for credit losses. Though the growth rate in criticized loans slowed in the third quarter, our customers continued to remain under pressure from the weak economy and the absolute level of criticized loans continued to increase.”
“These factors were taken into account as we reviewed our loan loss reserve assumptions during the fourth quarter,” he continued. “And though there have been recent signs of stability in our markets, the economic outlook nevertheless remains uncertain and fragile. As such, and to assure we had sufficient reserves to continue to address the resolution of problem credits going forward, loan loss reserves were significantly strengthened in the fourth quarter. Most of our concern going forward relates to the retail segment of our commercial real estate portfolio. We have substantially addressed the issues associated with our single family homebuilder exposure. We continue to be pleased with the overall relative performance of our consumer portfolios.”
“The fourth quarter provision for credit losses was $894.0 million, double the level of net charge-offs. This accounted for the majority of the fourth quarter loss of $369.7 million. Our period end allowance for credit losses increased materially to 4.16% of loans and leases and represented 80% coverage of nonaccrual loans. Going forward, we expect that the absolute level of the allowance for credit losses is likely to decline as existing reserves address elevated losses inherent in our loan portfolio. While charge-offs are expected to remain higher than normalized levels in 2010, we expect 2009 will represent this cycle’s peak. We are also cautiously optimistic that, while the level of new nonaccrual loans will remain elevated going forward, quarterly inflows to nonaccrual status and the absolute level of nonaccrual loans are expected to decline. This view is supported by early signs of credit quality improvement. Though the absolute levels remained elevated, we are encouraged by the 45% linked-quarter decline in new nonaccrual loans and the 12% linked-quarter decline in period-end nonperforming assets.”

“We were very pleased to see another quarterly increase in our pre-tax, pre-provision earnings to $242.1 million, up $4.9 million, or 2%, from the third quarter, and up $47.0 million, or 24%, from the year-ago quarter. This was the fourth consecutive quarterly increase and was driven primarily by higher net interest income. Our liquidity position continued to strengthen with the significant 16% annualized growth in average core deposits. As a result, our loan-to-deposit ratio declined for the fourth consecutive quarter to 91%, its lowest level in memory. Our funding mix ended the year much stronger and more balanced from a year ago, due to strong growth in core deposits reflecting increases in household and business relationships. And our capital ratio ended the year much improved from a year earlier, primarily reflecting the $1.7 billion of capital raised during the year, including $1.3 billion of common equity. We continue to believe we have sufficient capital to weather a stressed economic scenario and have no current plans to raise additional capital.”
“As we enter 2010, I am very encouraged about our prospects. Every day we are stronger. We are growing pre-tax, pre-provision earnings. The balance sheet is solid. We are making investments in people and resources targeted to grow revenue. While credit costs will remain above normalized ranges, we believe they will moderate given actions taken in 2009. Importantly, we have sufficient reserves to continue resolution of credit issues. If the economy stabilizes at or near its current level, it is our expectation that we will return to profitable quarterly performance some time during 2010,” he concluded.
FOURTH QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes, are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be one-time or short-term in nature. Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion).
Specific significant items impacting 2009 fourth quarter performance included (see Table 1 below):
•	$73.6 million pre-tax gain ($0.07 per common share) on the tender of $370.8 million of subordinated bank notes reflected in other noninterest expense.
•	$12.0 million ($0.02 per common share) benefit to provision for income taxes, representing a reduction to the previously established capital loss carry-forward valuation allowance.
Table 1 — Significant Items Impacting Earnings Performance Comparisons

Three Months Ended	Impact (1)
(in millions, except per share)	Pre-tax		EPS (2)
December 31, 2009 — GAAP loss	$(369.7	) (2)	$(0.56)
• Gain on the early extinguishment of debt	73.6		0.07
• Deferred tax valuation allowance benefit	12.0	(2)	0.02

September 30, 2009 — GAAP loss	$(166.2	)(2)	$(0.33)
• None

December 31, 2008 — GAAP loss	$(417.3	)(2)	$(1.20)
• Visa® anti-trust indemnification	4.6		0.01
• Visa® deferred tax valuation allowance provision	(2.9	)(2)	(0.01)

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis

Pre-tax, Pre-provision Income Trends
One performance metric that Management believes is useful in analyzing performance in times of economic stress is the level of earnings adjusted to exclude provision expense and certain other volatile items. (See Pre-tax, Pre-provision Income in Basis of Presentation for a full discussion).
Table 2 shows pre-tax, pre-provision income was $242.1 million in the fourth quarter, up 2% from the prior quarter.
Table 2 — Pre-tax, Pre-provision Income (1) — 4Q09 vs. 4Q08

	2009				2008
	Fourth	Third	Second	First	Fourth
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
(Loss) Income Before Income Taxes	$(598.0)	$(257.4)	$(137.8)	$(2,685.0)	$(669.2)

Add: Provision for credit losses	894.0	475.1	413.7	291.8	722.6
Less: Securities gains (losses)	(2.6)	(2.4)	(7.3)	2.1	(127.1)
Add: Amortization of intangibles	17.1	17.0	17.1	17.1	19.2
Less Significant items: (1)
Gain on early extinguishment of debt (2)	73.6	—	67.4	—	—
Goodwill impairment	—	—	(4.2)	(2,602.7)	—
Gain related to Visa® stock	—	—	31.4	—	—
FDIC special assessment	—	—	(23.6)	—	—
Visa® anti-trust indemnification	—	—	—	—	4.6

Pre-tax, Pre-provision Income (1)	$242.1	$237.1	$229.3	$224.6	$195.1

LQ Change — Amount	$4.9	$7.8	$4.7	$29.5	$(94.3)
LQ Change — Percent	2.1%	3.4%	2.1%	15.1%	-32.6%

(1)	See Basis of Presentation for definition

(2)	Only significant transactions
As discussed in the sections that follow, the improvement from the 2009 third quarter primarily reflected higher net interest income from strong growth in low-cost core deposits.
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2009 Fourth Quarter versus 2009 Third Quarter
Compared with the 2009 third quarter, fully-taxable equivalent net interest income increased $9.6 million, or 3%. This reflected a $1.3 billion, or 3%, increase in average earning assets, as the net interest margin of 3.19% was down slightly from 3.20% in the prior quarter. The increase in average earning assets reflected a $2.2 billion, or 33%, increase in average investment securities, as average total loans and leases declined $0.8 billion, or 2%.
The net interest margin decline reflected a combination of factors including the negative impact of maintaining a higher liquidity position, almost entirely offset by the favorable impacts from strong core deposit growth and the benefit of lower deposit pricing.

Table 3 details the decrease in average total loans and leases.
Table 3 — Loans and Leases — 4Q09 vs. 3Q09

	Fourth	Third
	Quarter	Quarter	Change
(in billions)	2009	2009	Amount	%
Average Loans and Leases
Commercial and industrial	$12.6	$12.9	$(0.4)	(3)%
Commercial real estate	8.5	8.9	(0.4)	(5)

Total commercial	21.0	21.8	(0.8)	(4)%

Automobile loans and leases	3.3	3.2	0.1	3
Home equity	7.6	7.6	(0.0)	(0)
Residential mortgage	4.4	4.5	(0.1)	(2)
Other consumer	0.8	0.8	0.0	0

Total consumer	16.1	16.1	0.0	0

Total loans and leases	$37.1	$37.9	$(0.8)	(2)%

Average total loans and leases declined $0.8 billion, or 2%, reflecting a $0.8 billion, or 4% decline in total commercial loans as average total consumer loans were unchanged.
Average commercial and industrial (C&I) loans were $0.4 billion, or 3%, lower in the quarter reflecting a combination of reduced line-of-credit utilization and pay-downs on term debt. It is clear that the economic environment has caused many customers to reduce their leverage position. Within the context of our portfolio management process, our customers have demonstrated the ability to effectively managing their debt levels. Our line-of-credit utilization percentage declined from 44% to 42%. We are pleased with the level of new business opportunities we are seeing as our pipeline continued to expand. While not reflected in the average outstandings due to timing, we continued to refine our classification between C&I and CRE. Nearly $600 million of exposure was reclassed into C&I predominantly associated with healthcare and colleges/universities. Both of these customer types are underwritten on a cash flow basis, and are more properly classified as C&I exposure despite the fact they are secured by real estate.
Average commercial real estate loans (CRE) declined $0.4 billion, or 5%, reflecting a combination of factors including pay-downs and charge-offs. While charge-offs continued to be a significant contributor to the decline in balances, we also continued to see substantial net pay-downs. The $248 million of net pay-downs was comprised of $464 million of pay-downs, partially offset with $216 million of increased fundings. The gross pay-down activity was a result of our portfolio management strategies, and some very early stage improvements in the markets.
Average total consumer loans were essentially unchanged; growth in average automobile loans and leases was offset by declines in home equity and residential mortgages. The growth in automobile loans and leases reflected an increase in loans, due to a 31% increase in loan originations from the third quarter, mostly offset by the continued runoff in automobile leases.
The $2.2 billion, or 33%, increase in average total investment securities reflected the deployment of the cash generated by the third quarter growth in core deposits and the proceeds from that quarter’s capital actions (See Capital for a full discussion). The increase in investment securities primarily represented the purchase of agency debt obligations and collateralized mortgage obligations with an average life of 2-3 years.
Our period-end liquidity position remained strong. At December 31, 2009, total cash and due from banks was $1.5 billion, down slightly from $1.9 billion at the end of the prior quarter. During 2009, a key objective was to strengthen balance sheet liquidity. At December 31, 2009, our total cash and due from banks was $0.7 billion (89%) higher than at the end of the prior year, and our unpledged investment securities were $5.4 billion, or $4.1 billion higher than at the end of 2008.

Another metric indicating our improved liquidity position was a decline in our loan-to-deposit ratio. At December 31, 2009, our loan-to-deposit ratio was 91%, down from 94% at the end of the third quarter and 108% at the end of last year. The 4% growth in period-end core deposits from the end of the third quarter in combination with the 1% decline in period-end total loans resulted in this improvement.
Table 4 details the increase in average total deposits.
Table 4 — Deposits — 4Q09 vs. 3Q09

	Fourth	Third
	Quarter	Quarter	Change
(in billions)	2009	2009	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.5	$6.2	$0.3	5%
Demand deposits — interest bearing	5.5	5.1	0.3	7
Money market deposits	9.3	7.6	1.7	22
Savings and other domestic deposits	4.7	4.8	(0.1)	(2)
Core certificates of deposit	10.9	11.6	(0.8)	(7)

Total core deposits	36.8	35.3	1.4	4
Other domestic deposits of $250,000 or more	0.7	0.7	(0.1)	(11)
Brokered deposits and negotiable CDs	2.4	3.1	(0.7)	(23)
Other deposits	0.4	0.4	(0.0)	(5)

Total deposits	$40.2	$39.6	$0.6	2%

Average total deposits increased $0.6 billion, or 2%, from the prior quarter and reflected:
•	$1.4 billion, or 4%, growth in average total core deposits. The primary drivers of this change were 22% growth in average money market deposits, 7% growth in interest bearing demand deposits, and 5% increase in noninterest bearing demand deposits. These increases were partially offset by a $0.8 billion, or 7%, decline in average core certificates of deposit, reflecting our focus on growing money market and transaction accounts. Average savings and other domestic deposits declined $0.1 billion, or 2%.
Partially offset by:
•	$0.7 billion, or 23%, decline in brokered deposits and negotiable CDs, reflecting the intentional reduction in noncore funding sources given the growth in core deposits.
2009 Fourth Quarter versus 2008 Fourth Quarter
Fully-taxable equivalent net interest income decreased $3.4 million, or 1%, from the year-ago quarter. This reflected the unfavorable impact of a $0.7 billion, or 2%, decline in total average earning assets, partially offset by the favorable impact of a slight increase in the net interest margin to 3.19% from 3.18%. The decline in total average earning assets primarily reflected a $4.3 billion, or 10%, decline in average total loans and leases and a $0.8 billion, or 88%, decline in average trading assets, partially offset by a $4.4 billion, or 97%, increase in investment securities.

Table 5 details the $4.3 billion decrease in average total loans and leases.
Table 5 — Loans and Leases — 4Q09 vs. 4Q08

	Fourth Quarter		Change
(in billions)	2009	2008	Amount	%
Average Loans and Leases
Commercial and industrial	$12.6	$13.7	$(1.2)	(9)%
Commercial real estate	8.5	10.2	(1.8)	(17)

Total commercial	21.0	24.0	(2.9)	(12)%

Automobile loans and leases	3.3	4.5	(1.2)	(27)
Home equity	7.6	7.5	0.0	1
Residential mortgage	4.4	4.7	(0.3)	(7)
Other consumer	0.8	0.7	0.1	12

Total consumer	16.1	17.5	(1.4)	(8)

Total loans and leases	$37.1	$41.4	$(4.3)	(10)%

The decrease in average total loans and leases reflected:
•	$2.9 billion, or 12%, decrease in average total commercial loans. The $1.2 billion, or 9%, decline in average C&I loans reflected a general decline in borrowing as reflected in a decline in line-of-credit utilization, including significant reductions in line-of-credit utilization in our automobile dealer floorplan exposure, charge-off activity, and the 2009 first quarter Franklin restructuring, partially offset by the impact of the 2009 reclassifications. The $1.8 billion, or 17%, decrease in average CRE loans reflected a combination of factors, including our planned efforts to shrink this portfolio through payoffs and paydowns, as well as the impact of charge-offs and the 2009 reclassifications.
•	$1.4 billion, or 8%, decrease in average total consumer loans. This primarily reflected a $1.2 billion, or 27%, decline in average automobile loans and leases due to the 2009 first quarter securitization of $1.0 billion of automobile loans, as well as the continued runoff of the automobile lease portfolio. The $0.3 billion, or 7%, decline in average residential mortgages reflected the impact of loan sales, as well as the continued refinance of portfolio loans and the related increased sale of fixed-rate originations, partially offset by additions related to the 2009 first quarter Franklin restructuring. Average home equity loans were little changed as lower origination volume was offset by slower runoff experience and slightly higher line utilization. The increased line usage continued to be associated with higher quality customers taking advantage of the low interest rate environment.
The $4.4 billion, or 97%, increase in average total investment securities reflected the deployment of the cash from core deposit growth, the proceeds from capital actions, and loan runoff during year (See Capital for a full discussion). Average trading account securities declined $0.8 billion, or 88%, from the year-ago quarter, due to the reduction in the use of securities to hedge mortgage servicing rights.

Table 6 details the $2.6 billion, or 7%, increase in average total deposits.
Table 6 — Deposits — 4Q09 vs. 4Q08

	Fourth Quarter		Change
(in billions)	2009	2008	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.5	$5.2	$1.3	24%
Demand deposits — interest bearing	5.5	4.0	1.5	37
Money market deposits	9.3	5.5	3.8	69
Savings and other domestic deposits	4.7	5.0	(0.3)	(7)
Core certificates of deposit	10.9	12.6	(1.7)	(14)

Total core deposits	36.8	32.3	4.5	14
Other domestic deposits of $250,000 or more	0.7	1.4	(0.7)	(51)
Brokered deposits and negotiable CDs	2.4	3.0	(0.7)	(23)
Other deposits	0.4	0.9	(0.4)	(51)

Total deposits	$40.2	$37.6	$2.6	7%

The increase in average total deposits from the year-ago quarter reflected:
•	$4.5 billion, or 14%, growth in average total core deposits. The primary drivers of this change were 69% growth in average money market deposits, 37% growth in average interest bearing demand deposits, and 24% growth in average noninterest bearing demand deposits. These increases were partially offset by a $1.7 billion, or 14%, decline in average core certificates of deposit and a $0.3 billion, or 7%, decline in average savings and other domestic deposits.
Partially offset by:
•	A $0.7 billion, or 51%, decrease in average other domestic deposits over $250,000 and a $0.7 billion, or 23%, decline in brokered deposits and negotiable CDs, primarily reflecting the reduction of noncore funding sources.
Provision for Credit Losses
The provision for credit losses in the 2009 fourth quarter was $894.0 million, up $418.9 million, or 88%, from the prior quarter and up $171.4 million, or 24%, from the year-ago quarter. The current quarter’s provision for credit losses exceeded net charge-offs by $449.2 million (See Credit Quality discussion).
Noninterest Income
2009 Fourth Quarter versus 2009 Third Quarter
Noninterest income decreased $11.5 million, or 4%, from the 2009 third quarter.

Table 7 — Noninterest Income — 4Q09 vs. 3Q09

	Fourth	Third
	Quarter	Quarter	Change
(in millions)	2009	2009	Amount	%
Noninterest Income
Service charges on deposit accounts	$76.8	$80.8	$(4.1)	(5)%
Brokerage and insurance income	32.2	34.0	(1.8)	(5)
Mortgage banking income	24.6	21.4	3.2	15
Trust services	27.3	25.8	1.4	6
Electronic banking income	25.2	28.0	(2.8)	(10)
Bank owned life insurance income	14.1	13.6	0.4	3
Automobile operating lease income	12.7	12.8	(0.1)	(1)
Securities losses	(2.6)	(2.4)	(0.2)	(10)
Other income	34.4	41.9	(7.5)	(18)

Total noninterest income	$244.5	$256.1	$(11.5)	(4)%

The decrease in total noninterest income reflected:
•	$7.5 million, or 18%, decline in other income, primarily reflecting $16.4 million less benefit from the change in fair value of our derivatives that did not qualify for hedge accounting, partially offset by a loss of $7.5 million on commercial loans held for sale in the prior quarter, compared with no such loss in the current quarter.
•	$4.1 million, or 5%, decrease in service charges on deposit accounts, primarily reflecting lower personal service charges, mostly NSF/OD related, and lower commercial maintenance fees.
•	$2.8 million, or 10%, decrease in electronic banking income reflecting lower third-party processing fees as volumes contracted due to lower consumer spending.
Partially offset by:
•	$3.2 million, or 15%, increase in mortgage banking income, primarily reflecting a $3.6 million net improvement in MSR valuation and hedging from the prior quarter.
2009 Fourth Quarter versus 2008 Fourth Quarter
Noninterest income increased $177.4 million from the year-ago quarter.
Table 8 — Noninterest Income — 4Q09 vs. 4Q08

	Fourth Quarter		Change
(in millions)	2009	2008	Amount	%
Noninterest Income
Service charges on deposit accounts	$76.8	$75.2	$1.5	2%
Brokerage and insurance income	32.2	31.2	0.9	3
Mortgage banking income (loss)	24.6	(6.7)	31.4	NM
Trust services	27.3	27.8	(0.5)	(2)
Electronic banking income	25.2	22.8	2.3	10
Bank owned life insurance income	14.1	13.6	0.5	4
Automobile operating lease income	12.7	13.2	(0.5)	(4)
Securities losses	(2.6)	(127.1)	124.5	98
Other income	34.4	17.1	17.4	NM

Total noninterest income	$244.5	$67.1	$177.4	NM %

The increase in total noninterest income reflected:
•	$124.5 million improvement in securities losses as the current quarter reflected a $2.6 million loss compared with a $127.1 million loss in the year-ago quarter due to other-than-temporary-impairment (OTTI) write-downs on certain investment securities.
•	$31.4 million increase in mortgage banking income, reflecting a $24.3 million net improvement in MSR valuation and hedging activity, as well as a $9.4 million increase in origination and secondary marketing income as originations in the current quarter were 56% higher.
•	$17.4 million increase in other income, reflecting $12.8 million increase in swap derivatives trading income due primarily to $7.3 million of losses recorded in the prior year quarter, as well as improvements in equity gains and higher gains on SBA loan sales.
•	$2.3 million, or 10%, increase in electronic banking income.
Noninterest Expense
2009 Fourth Quarter versus 2009 Third Quarter
Noninterest expense decreased $78.5 million, or 20%, from the 2009 third quarter.
Table 9 — Noninterest Expense — 4Q09 vs. 3Q09

	Fourth	Third
	Quarter	Quarter	Change
(in millions)	2009	2009	Amount	%

Noninterest Expense
Personnel costs	$180.7	$172.2	$8.5	5%
Outside data processing and other services	36.8	38.3	(1.5)	(4)
Deposit and other insurance expense	24.4	23.9	0.6	2
Net occupancy	26.3	25.4	0.9	4
OREO and foreclosure expense	18.5	39.0	(20.4)	(52)
Equipment	20.5	21.0	(0.5)	(2)
Professional services	25.1	18.1	7.0	39
Amortization of intangibles	17.1	17.0	0.1	0
Automobile operating lease expense	10.4	10.6	(0.1)	(1)
Marketing	9.1	8.3	0.8	10
Telecommunications	6.1	5.9	0.2	3
Printing and supplies	3.8	4.0	(0.1)	(4)
Gain on early extinguishment of debt	(73.6)	(0.1)	(73.6)	NM
Other expense	17.4	17.7	(0.3)	(2)

Total noninterest expense	$322.6	$401.1	$(78.5)	(20)%

(in thousands)
Number of employees (full-time equivalent)	10.3	10.2	0.1	1%
The decrease in noninterest expense reflected:
•	$73.6 million gain on the early extinguishment of debt in the current quarter.
•	$20.4 million, or 52%, decrease in OREO and foreclosure expense, mostly due to the prior quarter including a $14.3 million charge related to one CRE retail OREO property.
Partially offset by:
•	$8.5 million, or 5%, increase in personnel costs, due to an increase in salaries as full time equivalent staff increased 1%, as well as higher commission expense.
•	$7.0 million, or 39%, increase in professional services, reflecting higher consulting and collection-related expenses.

2009 Fourth Quarter versus 2008 Fourth Quarter
Noninterest expense decreased $67.5 million, or 17%, from the year-ago quarter.
Table 10 — Noninterest Expense — 4Q09 vs. 4Q08

	Fourth Quarter		Change
(in millions)	2009	2008	Amount	%

Noninterest Expense
Personnel costs	$180.7	$196.8	$(16.1)	(8)%
Outside data processing and other services	36.8	31.6	5.2	16
Deposit and other insurance expense	24.4	9.4	15.0	NM
Net occupancy	26.3	23.0	3.3	14
OREO and foreclosure expense	18.5	8.2	10.3	NM
Equipment	20.5	22.3	(1.9)	(8)
Professional services	25.1	16.4	8.7	53
Amortization of intangibles	17.1	19.2	(2.1)	(11)
Automobile operating lease expense	10.4	10.5	(0.0)	(0)
Marketing	9.1	9.4	(0.3)	(3)
Telecommunications	6.1	5.9	0.2	4
Printing and supplies	3.8	4.2	(0.4)	(9)
Gain on early extinguishment of debt	(73.6)	—	(73.6)	NM
Other expense	17.4	33.3	(15.8)	(48)

Total noninterest expense	$322.6	$390.1	$(67.5)	(17)%

(in thousands)
Number of employees (full-time equivalent)	10.3	11.0	(0.7)	(6)%
The decrease reflected:
•	$73.6 million gain on the early extinguishment of debt in the current quarter.
•	$16.1 million, or 8%, decline in personnel costs, reflecting a decline in salaries and lower benefits and commission expense. Full-time equivalent staff declined 6% from the year-ago period.
•	$15.8 million, or 48%, decline in other expense primarily due to $12.5 million lower automobile lease residual losses as used vehicle prices improved, as well as $4.1 million lower franchise and other taxes.
Partially offset by:
•	$15.0 million increase in deposit and other insurance expense primarily due to higher FDIC insurance costs as premiums rates increased and the level of deposits grew.
•	$10.3 million increase in OREO and foreclosure expense, reflecting higher levels of problem assets, as well as loss mitigation activities.
•	$8.7 million, or 53%, increase in professional services, reflecting higher consulting and collection-related expenses.
•	$5.2 million, or 16%, increase in outside data processing and other services, primarily reflecting portfolio servicing fees now paid to Franklin resulting from the first quarter restructuring of this relationship.
•	$3.3 million, or 14%, increase in net occupancy expenses, as the year-ago quarter reflected property asset valuation gains.

Income Taxes
The provision for income taxes in the 2009 fourth quarter was a benefit of $228.3 million. For the full year, the provision for income taxes was a benefit of $584.0 million. The effective tax rate for the 2009 fourth quarter was a tax benefit of 38.2%. At December 31, 2009, we had a net deferred tax asset of $481.3 million. Based on our ability to offset a portion of the net deferred tax asset against taxable income in prior years and level of our forecast of future taxable income, there was no impairment of the deferred tax asset at December 31, 2009.
Credit Quality Performance Discussion
Credit quality performance in the 2009 fourth quarter continued to be negatively impacted by the sustained economic weakness in our Midwest markets, but there were signs of stabilization. As an example, there was an overall decline of 12% in nonperforming assets (NPAs). Furthermore, the level of criticized and classified loans increased at a much lower rate than prior quarters.
Net Charge-Offs (NCOs)
Total net charge-offs for the 2009 fourth quarter were $444.7 million, or an annualized 4.80% of average total loans and leases. This was up $88.8 million from $355.9 million, or an annualized 3.76%, in the 2009 third quarter. Total commercial net charge-offs increased $129.9 million from the prior quarter. In contrast, total consumer net charge-offs declined $41.0 million, of which $32.0 million represented third quarter net charge-offs due to a decision to accelerate the recognition of losses in our residential mortgage portfolio. Net charge-offs in the year-ago quarter were $560.6 million, or an annualized 5.41%, including $423.3 million related to Franklin.
Total C&I net charge-offs for the 2009 fourth quarter were $109.8 million, or an annualized 3.49%, up 60% from $68.8 million, or an annualized 2.13% of related loans, in the 2009 third quarter. Fourth quarter results were substantially impacted by individual charge-offs in excess of $5 million. There was $39.5 million associated with the activity on five relationships and this accounted for the increase over the prior quarter. The specific circumstances of each occurrence were distinct to the relationship in question, but the impact of the economic conditions was the proximate cause for each. Primarily as a result of these larger individual charge-offs, there was a regional concentration of losses in our Northeast and Central Ohio regions. Other regions were at or below third quarter levels. There was improvement in delinquencies, with a 25% reduction in early stage delinquencies from the prior quarter, the first quarterly decline since 2008. While there continues to be concern regarding the impact of the economic conditions on our commercial customers, the lower inflow of new nonaccruals and the significant decline in early stage delinquencies, supports our outlook for improved performance in 2010.

Current quarter CRE net charge-offs were $258.1 million, or an annualized 12.21%, up 53% from $169.2 million, or an annualized 7.62% in the prior quarter. An increase in the number of losses in excess of $5 million was the primary driver of the increase compared with the prior quarter. Retail projects and single family homebuilders continued to represent a significant portion, or 72%, of the losses. Included in the retail portfolio results were $48 million of charge-offs associated with three projects. We continued our ongoing portfolio management efforts including obtaining updated appraisals on properties and assessing a project status within the context of market environment expectations. Historically we have thought of the single family homebuilder portfolio and retail portfolios as the highest risk segments, in that order. Based on the portfolio management processes, including charge-off activity over the past two and one half years, the credit issues in the single family homebuilder portfolio have been substantially addressed. The retail property portfolio remains more susceptible to the ongoing market disruption, but we also believe that the combination of prior charge-offs and existing reserve balances positions us well to make effective credit decisions in the future.
Total consumer net charge-offs in the current quarter were $76.8 million, or an annualized 1.91%, down 35% from $117.9 million, or an annualized 2.94% of average total consumer loans in the third quarter. Total consumer net charge-offs in the year-ago quarter were $48.8 million, or an annualized 1.12%. The third quarter was significantly impacted by the combination of the portfolio sale and a more conservative position on the timing of loss recognition. The fourth quarter results represented a continuation of our loss mitigation programs and active loss recognition processes. This includes accounts in all stages of performance, including bankruptcy.
Residential mortgage net charge-offs were $17.8 million, or an annualized 1.61% of related average balances, down $51.2 million from the third quarter due primarily to the portfolio sale in the third quarter, as well as the impact of the third quarter’s implementation of a more conservative position on the timing of loss recognition. Residential mortgage net charge-offs in the year-ago quarter were $7.3 million, or an annualized 0.62%. We continued to see positive trends in early-stage delinquencies, indicating that even with the economic stress on our customers, losses are expected to remain manageable.
Home equity net charge-offs in the 2009 fourth quarter were $35.8 million, or an annualized 1.89%. This was up from $28.0 million, or an annualized 1.48%, in the prior quarter and from $19.2 million, or an annualized 1.02%, in the year-ago quarter. While net charge-offs were higher than prior quarters, there continued to be a declining trend in the early-stage delinquency level in the home equity line of credit portfolio, supporting our longer-term positive view for home equity portfolio performance. The higher losses resulted from a significant increase in loss mitigation activity and short sales. We continue to believe that our more proactive loss mitigation strategies are in the best interest of both the company and our customers. While there has been a clear increase in the losses over the course of 2009, given the market conditions, performance remained within expectations.
Automobile loan and lease net charge-offs were $12.9 million, or an annualized 1.55%, up from $10.7 million, or an annualized 1.33%, in the prior quarter. Automobile loan and lease net charge-offs in the year-ago quarter were $18.6 million, or an annualized 1.64%. Performance of this portfolio on both an absolute and relative basis continued to be consistent with our views regarding the underlying quality of the portfolio. We remain pleased that the level of delinquencies have improved compared to a year ago, further supporting our view of improved performance going forward.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
The table below shows the change in NALs and NPAs between the 2009 fourth quarter and 2009 third quarter.
Table 11 — Nonaccrual Loans and Nonperforming Assets — 4Q09 vs. 3Q09

	2009		Change
(in millions)	December 31,	September 30,	Amount	%
Nonaccrual loans and leases (NALs):
Commercial and industrial	$578.4	$612.7	$(34.3)	(6)%
Commercial real estate	935.8	1,133.7	(197.8)	(17)
Residential mortgage	362.6	390.5	(27.9)	(7)
Home equity	40.1	44.2	(4.1)	(9)

Total nonaccrual loans and leases	1,917.0	2,181.1	(264.1)	(12)
Other real estate, net:
Residential	71.4	81.8	(10.4)	(13)
Commercial	68.7	60.8	7.9	13

Total other real estate, net	140.1	142.6	(2.4)	(2)
Impaired loans held for sale	1.0	20.4	(19.4)	(95)

Total nonperforming assets (NPAs)	2,058.1	2,344.0	(286.0)	(12)

Accruing restructured loans (ARLs):
Commercial	157.0	153.0	4.0	3
Residential mortgage	219.6	204.5	15.2	7
Other	52.9	42.4	10.5	25

Total accruing restructured loans	429.6	399.9	29.7	7

Total NPAs and ARLs	$2,487.7	$2,743.9	$(256.3)	(9)%
Total nonaccrual loans and leases (NALs) were $1,917.0 million at December 31, 2009, and represented 5.21% of total loans and leases. This was down $264.1 million, or 12%, from $2,181.1 million, or 5.85% of total loans and leases, at September 30, 2009. Period-end NALs in the year-ago quarter were $1,502.1 million, or 3.66%. The decline from the prior quarter primarily reflected decreases in CRE, C&I, and residential mortgage-related NALs.
CRE NALs decreased $197.8 million, or 17%, from the end of the third quarter. The decrease was a function of both charge-off activity as well as problem credit resolutions, including pay-offs. The payment category was substantial, and is a direct result of our commitment to the proactive management of these credits.
C&I NALs decreased $34.3 million, or 6%, from the end of the third quarter. The decrease was associated with loans throughout our footprint, with no specific geographic concentration. From an industry perspective, improvement in the manufacturing-related segment accounted for a significant portion of the decrease.
Residential mortgage NALs declined $27.9 million, or 7%, reflecting the impact of the more conservative position on the timing of loss recognition and active loss mitigation and restructuring efforts. Our efforts to proactively address existing issues with loss mitigation and loan modification transactions have helped to minimize the inflow of new NALs. All nonaccruing loans in this category have been written down to current value less selling costs.
Home equity NALs decreased $4.1 million, or 9%. All home equity nonaccruing loans have been written down to current value less selling costs.
Nonperforming assets (NPAs), which include NALs, were $2,058.1 million at December 31, 2009, and represented 5.57% of related assets. This was down $286.0 million, or 12%, from $2,344.0 million, or 6.26% of related assets at the end of the third quarter. This was significantly higher than $1,636.6 million, or 3.97% of related assets at the end of the year-ago period.
The over 90-day delinquent, but still accruing, ratio excluding loans guaranteed by the U.S. Government, was 0.40% at December 31, 2009, up from 0.34% at the end of third quarter, but down 6 basis points from a year-ago. On this same basis, the over 90-day delinquency ratio for total consumer loans was 0.90% at December 31, 2009, up from 0.78% at the end of the prior quarter, and up from 0.68% a year-ago.

Allowances for Credit Losses (ACL)
In the fourth quarter we conducted a review of our allowance for credit losses (ACL) practices. Based on recent asset quality trends, coupled with a fragile economic outlook, the ACL was significantly increased, reflecting a fourth quarter provision for credit losses of $894.0 million, which was more than double the level of charge-offs. Over the second half of 2009, we experienced an increasing trend in charge-offs. The level of criticized loans, an indicator of possible losses, continued to increase through the fourth quarter, although the pace of change slowed in the third and fourth quarters. While we did show a decline in the level of NPAs at December 31, 2009, the inflow of $495 million remained substantially higher than would be the case in a stable credit environment. Nevertheless, this was the lowest level of new NALs in five quarters. Based on these asset quality trends, in conjunction with a fragile economy particularly in our Midwest markets, the allowance for credit losses was increased.
Much of the increase related to our CRE retail portfolio where higher vacancy rates, lower rents, and falling property values are of significant concern. Loss in the event of default on many classes of CRE properties has increased substantially throughout 2009 and this is expected to continue into 2010.
Additionally, C&I customers have been suffering from the weak economy for several consecutive years and some of these customers no longer have the capital base to withstand protracted stress and, therefore, may not be able to comply with the original terms of their credit agreements.
We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
At December 31, 2009, the ALLL was $1,482.5 million, up $450.5 million, or 44%, from $1,032.0 million at the end of the prior quarter, and up $582.3 million, or 65%, from a year ago. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2009, was 4.03%, up significantly from 2.77% at the end of the prior quarter and from 2.19% a year ago. The ALLL as a percent of NALs was 77% at December 31, 2009, up significantly from 47% at September 30, 2009, and from 60% a year ago.
At December 31, 2009, the AULC was $48.9 million, down slightly from $50.1 million at the end of the third quarter, but up slightly from $44.1 million a year ago.
On a combined basis, the ACL as a percent of total loans and leases at December 31, 2009, was 4.16%, up significantly from 2.90% at September 30, 2009, and from 2.30% a year ago. The ACL as a percent of NALs was 80% at December 31, 2009, up significantly from 50% at September 30, 2009, and from 63% a year ago.
In the 2009 fourth quarter, the provision for credit losses exceeded net charge-offs by $449.2 million, or 101%.

Capital
During 2009, a key priority was to strengthen our capital position in order to withstand potential future credit losses should the economic environment continue to deteriorate. During the 2009 second quarter, the Federal Reserve conducted a Supervisory Capital Assessment Program (SCAP) on the country’s 19 largest bank holding companies to determine the amount of capital required to absorb losses that could arise under “baseline” and “more adverse” economic scenarios. The SCAP results determined that a Tier 1 common capital risk-based ratio of at least 4.0% would be needed. A total of 10 of the 19 bank holding companies were directed to increase their capital levels to meet this 4.0% threshold.
While we were not one of these 19 institutions required by the Federal Reserve to conduct a forward-looking capital assessment, or “stress test”, we believed it important that we have an equivalent relative amount of capital to meet the official SCAP threshold of a 4% Tier 1 common capital risk based ratio. As such, in May of 2009, we conducted an internal analysis designed to emulate the Federal Reserve’s SCAP “more adverse” economic scenario based on December 31, 2008, portfolio balances. As a result of that analysis, we disclosed on May 20, 2009, that we estimated $675 million of Tier 1 common equity was needed in addition to that already raised through that date to meet the Federal Reserve’s 4.0% Tier 1 common capital risk-based threshold. By June 30, 2009, substantially all of that capital had been raised. However, given the continued uncertainty in the economy, a decision was made to look for opportunities to raise additional capital.
During the third quarter we completed a third discretionary equity issuance program that raised a net $146.9 million of common equity. We also completed a second common stock offering which resulted in a net $440.4 million issuance of additional common equity. During the fourth quarter, we recorded a $73.6 million pre-tax gain on the tender of $370.8 million of subordinated bank notes. This was the last capital action of the year. At the end of the fourth quarter, we updated our internal SCAP analysis using the third quarter period-end regulatory loan classification data, the most current available until the fourth quarter regulatory filings are completed. This analysis estimated that all of the capital actions to date had resulted in $489 million of capital above the Federal Reserve’s 4.0% Tier 1 common capital risk-based threshold assuming 9% cumulative credit losses over a two-year period.

Table 12 recaps all of capital actions for 2009, which on a net basis added $1.3 billion to common equity, and $1.7 billion to Tier 1 regulatory capital.
Table 12 — Capital Actions

			Other
	Common Stock		Retained
($ and Shares in millions)	Shares(1)	Amount	Earnings	Total
1Q09
Franklin restructuring	—	$—	$159.9	$159.9
Conversion of preferred stock	24.6	114.1	—	114.1
Other tangible capital improvements (2)	—	—	47.1	47.1

1Q09 Total	24.6	114.1	207.0	321.1

2Q09
Discretionary equity issuance #1	38.5	117.6	—	117.6
Discretionary equity issuance #2	18.5	74.4	—	74.4
Conversion of preferred stock	16.5	92.3	—	92.3
Common stock offering	103.5	356.4	—	356.4
Gain on early extinguishment of debt	—	—	43.8	43.8
Gain related to Visa ® stock	—	—	20.4	20.4

2Q09 Total	177.0	640.7	64.2	704.9

3Q09
Discretionary equity issuance #3	35.7	146.9	—	146.9
Common stock offering	109.5	440.4	—	440.4

3Q09 Total	145.2	587.3	—	587.3

4Q09
Gain on early extinguishment of debt	—	—	47.9	47.9

4Q09 Total	—	—	47.9	47.9

Year-to-date	346.8	$1,342.1	$319.1	$1,661.2

(1)	Excludes other miscellaneous issuances

(2)	Other Comprehensive Income improvement included due to materiality
Capital, over and above that indicated by our internal SCAP analysis, increases our flexibility to repurchase debt and improve our overall funding. Further, it gives us the additional capacity to pursue growth of our core businesses, which includes supporting organic asset and deposit growth. This capital also provides us with sufficient capital to withstand a stressed economic scenario, allows us to take advantage of initiatives identified through our strategic planning effort currently underway, and significantly enhances our ability to eventually repay our $1.4 billion of TARP capital.
Reflecting these actions, our capital position at December 31, 2009, notwithstanding quarterly losses, was much improved from a year earlier as noted in Table 13.
Table 13 — Capital Ratios

	2009				2008
($ millions)	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
Tangible common equity / tangible assets ratio	5.92%	6.46%	5.68%	4.65%	4.04%

Tier 1 common risk-based capital ratio	6.70%	7.82%	6.80%	5.63%	5.05%

Regulatory Tier 1 risk-based capital ratio	12.05%	13.04%	11.85%	11.14%	10.72%
Excess over 6.0% (1)	$2,612	$3,108	$2,660	$2,384	$2,218

Regulatory Total risk-based capital ratio	14.43%	16.23%	14.94%	14.26%	13.91%
Excess over 10.0% (1)	$1,913	$2,750	$2,246	$1,976	$1,837

Total risk-weighted assets	$43,172	$44,142	$45,463	$46,383	$46,994

(1)	“Well-capitalized” regulatory threshold

The tangible common equity to asset ratio at December 31, 2009, was 5.92%, down from 6.46% at the end of the prior quarter, but significantly strengthened from 4.04% at the end of last year. Our Tier 1 common risk-based capital ratio at quarter end was 6.70%, down from 7.82% at the end of the prior quarter, but also up significantly from 5.05% at the end of last year.
At December 31, 2009, our regulatory Tier 1 and Total risk-based capital ratios were 12.05% and 14.43%, respectively, down from 13.04% and 16.23%, respectively, at September 30, 2009, but significantly improved from 10.72% and 13.91%, at December 31, 2008. The decline in our Tier 1 capital ratio from September 30, 2009, was due primarily to the net loss recorded in the fourth quarter and an increase in the deferred tax assets disallowed for regulatory capital purposes. Tier 2 capital also declined due to the extinguishment of certain capital-qualified subordinated debentures during the fourth quarter causing Total risk-based capital to decline more than Tier 1. Both the Tier 1 and Total risk-based capital ratio declines were partially mitigated by lower risk-weighted assets at December 31, 2009. On an absolute basis, our Tier 1 and Total risk-based capital ratios at December 31, 2009 exceeded the regulatory “well capitalized” thresholds by $2.6 billion and $1.9 billion, respectively. The “well capitalized” level is the highest regulatory capital designation.
2010 EXPECTATIONS
Commenting on 2010 performance expectation, Steinour noted, “The economy will continue to be a major factor in determining eventual performance. However, assuming the economy stabilizes at or near its current level, our expectation is that we could return to quarterly profitability some time during the year.”
“In this type of scenario, we expect provision expense and net charge-offs to be meaningfully below 2009 levels but remain higher than normalized,” he noted. “Our allowance for credit losses would be expected to decline on an absolute basis from the year-end 2009 level, as the existing reserves are utilized by the elevated inherent losses. We expect growth in revenue. Loans are expected to be flat-to-up slightly from fourth quarter levels, reflecting growth in C&I and certain consumer loans, which is mostly offset by declines primarily in our commercial real estate loans. The net interest margin would be expected to be up from the fourth quarter’s 3.19% level. Fee income could be flat-to-down slightly from fourth quarter levels, primarily reflecting growth in asset management and brokerage and insurance revenue, offset by challenges in NSF/OD-related deposit service charges. Expenses will remain well-controlled, but are expected to increase, reflecting investments in growth, and the implementation of, key strategic initiatives.”
“Taking these together, we have set a target of $275.0 million in pre-tax, pre-provision earnings for the 2010 third quarter. This is an aggressive goal but we believe it can be achieved,” he concluded.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Friday, January 22, 2010, at 11:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; conference ID 49404279. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 29, 2010 at (800) 642-1687; conference ID 49404279.
Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) extended disruption of vital infrastructure; and (7) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, the Quarterly Financial Review supplement to this release, the 2009 fourth quarter earnings conference call slides, or the Form 8-K filed related to this release, which can be found on Huntington’s website at huntington-ir.com.
Pre-tax, Pre-provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;
•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;
•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and
•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.
Significant Items
From time to time, revenue, expenses, or taxes, are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be one-time or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company; e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business; e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2008 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is to discern underlying performance trends, such large percent changes are typically “not meaningful” for such trend analysis purposes.

About Huntington
Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 144 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,300 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in the Cayman Islands and another in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2009		2008	Percent Changes vs.
(in thousands, except per share amounts)	Fourth	Third	Fourth	3Q09	4Q08
Net interest income	$374,064	$362,819	$376,365	3%	(1)%
Provision for credit losses	893,991	475,136	722,608	88	24
Noninterest income	244,546	256,052	67,099	(5)	N.M.
Noninterest expense	322,596	401,097	390,094	(20)	(17)

Loss before income taxes	(597,977)	(257,362)	(669,238)	N.M.	(11)
Benefit for income taxes	(228,290)	(91,172)	(251,949)	N.M.	(9)

Net Loss	$(369,687)	$(166,190)	$(417,289)	N.M. %	(11)%

Dividends on preferred shares	29,289	29,223	23,158	—	27

Net loss applicable to common shares	$(398,976)	$(195,413)	$(440,447)	N.M. %	(9)

Net loss per common share — diluted	$(0.56)	$(0.33)	$(1.20)	70%	(53)%
Cash dividends declared per common share	0.0100	0.0100	0.1325	—	(93)
Book value per common share at end of period	5.10	5.59	14.62	(9)	(65)
Tangible book value per common share at end of period	4.21	4.69	5.64	(10)	(25)

Average common shares — basic	715,336	589,708	366,054	21	95
Average common shares — diluted (2)	715,336	589,708	366,054	21	95

Return on average assets	(2.80)%	(1.28)%	(3.04)%
Return on average shareholders’ equity	(25.6)	(12.5)	(23.6)
Return on average tangible shareholders’ equity (3)	(27.9)	(13.3)	(43.2)
Net interest margin (4)	3.19	3.20	3.18
Efficiency ratio (5)	49.0	61.4	64.6
Effective tax rate (benefit)	(38.2)	(35.4)	(37.6)

Average loans and leases	$37,089,197	$37,855,198	$41,436,810	(2)	(11)
Average loans and leases — linked quarter annualized growth rate	(8.1)%	(11.8)%	4.2%
Average earning assets	$46,847,132	$45,525,113	$47,575,350	3	(2)
Average total assets	52,458,276	51,679,535	54,607,132	2	(4)
Average core deposits (6)	36,771,778	35,343,970	32,315,135	4	14
Average core deposits — linked quarter annualized growth rate (6)	16.2%	10.3%	3.5%
Average shareholders’ equity	$5,733,898	$5,285,473	$7,019,464	9	(18)

Total assets at end of period	51,554,665	52,512,659	54,352,859	(2)	(5)
Total shareholders’ equity at end of period	5,336,002	5,675,106	7,228,906	(6)	(26)

Net charge-offs (NCOs)	444,747	355,942	560,620	25	(21)
NCOs as a % of average loans and leases	4.80%	3.76%	5.41%
Nonaccrual loans and leases (NALs)	$1,916,978	$2,181,065	$1,502,147	(12)	28
NAL ratio	5.21%	5.85%	3.66%
Non-performing assets (NPAs)	$2,058,091	$2,344,042	$1,636,646	(12)	26
NPA ratio	5.57%	6.26%	3.97%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	4.03	2.77	2.19
ALLL plus allowance for unfunded loan commitments and letters of credit (ACL) as a % of total loans and leases at the end of period	4.16	2.90	2.30
ACL as a % of NALs	80	50	63
ACL as a % of NPAs	74	46	58
Tier 1 common risk-based capital ratio (7)	6.70	7.82	5.05
Tier 1 risk-based capital ratio (7)	12.05	13.04	10.72
Total risk-based capital ratio (7)	14.43	16.23	13.91
Tier 1 leverage ratio (7)	10.09	11.30	9.82
Tangible equity / assets (8)	9.24	9.71	7.72
Tangible common equity / assets (9)	5.92	6.46	4.04
N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)	For all the quarterly periods presented above, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation because the result would have been higher than basic earnings per common share (anti-dilutive) for the periods.

(3)	Net (loss) income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($17.1 million in 4Q 2009, $17.0 million in 3Q 2009, and $19.2 million in 4Q 2008) and goodwill impairment divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(7)	Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(8)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

(9)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

HUNTINGTON BANCSHARES INCORPORATED
Year to Date Key Statistics (1)
(Unaudited)

	Year Ended December 31,		Change
(in thousands, except per share amounts)	2009	2008	Amount	Percent
Net interest income	$1,424,287	$1,531,691	$(107,404)	(7)%
Provision for credit losses	2,074,671	1,057,463	1,017,208	96
Noninterest income	1,005,644	707,138	298,506	42
Noninterest expense	4,033,443	1,477,374	2,556,069	N.M.

Loss before income taxes	(3,678,183)	(296,008)	(3,382,175)	N.M.
Benefit for income taxes	(584,004)	(182,202)	(401,802)	N.M.

Net Loss	$(3,094,179)	$(113,806)	$(2,980,373)	N.M. %

Dividends on preferred shares	174,756	46,400	128,356	N.M.

Net loss applicable to common shares	$(3,268,935)	$(160,206)	$(3,108,729)	N.M. %

Net loss per common share — diluted	$(6.14)	$(0.44)	$(5.70)	N.M. %
Cash dividends declared per common share	0.0400	0.6625	(0.62)	(94)

Average common shares — basic	532,802	366,155	166,647	46
Average common shares — diluted (2)	532,802	366,155	166,647	46

Return on average assets	(5.90)%	(0.21)%
Return on average shareholders’ equity	(53.5)	(1.8)
Return on average tangible shareholders’ equity (3)	(67.8)	(2.1)
Net interest margin (4)	3.11	3.25
Efficiency ratio (5)	55.4	57.0
Effective tax rate (benefit)	(15.9)	N.M.

Average loans and leases	$38,691,622	$40,959,799	$(2,268,177)	(6)%
Average earning assets	46,104,825	47,786,991	(1,682,166)	(4)
Average total assets	52,440,268	54,921,419	(2,481,151)	(5)
Average core deposits (6)	34,913,694	31,974,499	2,939,195	9
Average shareholders’ equity	5,787,401	6,395,690	(608,289)	(10)

Net charge-offs (NCOs)	1,476,587	758,067	718,520	95
NCOs as a % of average loans and leases	3.82%	1.85%	1.97	N.M.
N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the “Significant Items” discussion.

(2)	For all periods presented above, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation because the result was more than basic earnings per common share (anti-dilutive) for the period.

(3)	Net income less expense excluding amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($68.3 million in 2009 and $76.9 million in 2008) and goodwill impairment divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.